Exhibit 99.1

LINN ENERGY ANNOUNCES FIRST QUARTER 2013 RESULTS
AND COMMENCEMENT OF MONTHLY DISTRIBUTION POLICY
HOUSTON, April 25, 2013 - LINN Energy, LLC (NASDAQ: LINE) and LinnCo, LLC (NASDAQ: LNCO) announced today financial and operating results for the three months ended March 31, 2013, and the company’s outlook for the remainder of 2013.
LINN Energy reported the following first quarter 2013 results:

•	Increased average daily production 69 percent to 796 MMcfe/d, compared to 471 MMcfe/d for the first quarter 2012

•	Increased adjusted EBITDA 18 percent to $356 million, compared to $302 million for the first quarter 2012

•	Reduced lease operating expenses 26 percent to $1.24 per Mcfe, compared to $1.67 per Mcfe for the first quarter 2012

•	Distribution coverage ratio of 0.88x, which was negatively affected by weather, infrastructure related curtailments and lower than expected oil production
LINN Energy also reported the following significant year-to-date 2013 highlights:

•	Announced a $4.3 billion stock-for-stock merger between LinnCo and Berry Petroleum Company (“Berry”)

◦	Represents the first ever acquisition of a public C-Corp by an upstream LLC or MLP

◦	Long-life, low-decline assets are an excellent fit

◦	Highly accretive to distributable cash flow per unit (expected to be in excess of $0.40 per unit in the first year)

•
LinnCo announced a quarterly cash dividend of $0.725 per share for the first quarter 2013, or $2.90 per share on an annualized basis, which is approximately two percent higher than the dividend for the fourth quarter of 2012

•
Plan to recommend an increase to LINN and LinnCo’s distribution / dividend of 6.2 percent to $0.77 per unit / share, or $3.08 per unit / share on an annualized basis, in the quarter immediately following the closing of the Berry merger, which is expected to occur on or before July 1, 2013

•	Announced the initiation of a monthly distribution / dividend policy for both LINN and LinnCo beginning with the second quarter payments

◦	First monthly payment scheduled for July 2013

•	Increased revolving credit facility commitment from $3.0 billion to $4.0 billion, resulting in available liquidity of approximately $2.9 billion, pro forma for the pending Panther divestiture
“While the company experienced a challenging operating environment in the first quarter, the high quality and depth of our inventory still gives us the ability to grow organic production nearly 10% in 2013. This production growth will allow the company to steadily increase its distribution coverage ratio throughout the year,” said Mark E. Ellis, Chairman, President and Chief Executive Officer.
“Furthermore, we are pleased to have announced earlier this year a landmark, $4.3 billion merger agreement with Berry Petroleum. Berry’s mature, high-margin assets are an excellent fit for LINN Energy, and we believe the transaction provides significant value to investors of all three companies. LinnCo has provided us with the right structure and financial flexibility to merge with C-Corps in a tax efficient manner. Going forward, we believe LinnCo will continue to provide LINN the ability to benefit from acquisitions of both private and publicly-traded C-Corps,” Ellis added.
Operational Highlights
First quarter production volumes were negatively affected by weather, infrastructure curtailments and ethane-rejection. In February and March, the Texas Panhandle, Oklahoma and Kansas experienced severe winter weather, which caused significant shut-ins and drilling delays. In addition, infrastructure curtailments in the Permian Basin region resulted in lower than expected production volumes caused by shut-ins and high line pressures. Finally, production volumes from the Jonah Field were negatively affected by ethane-rejection in the region due to the depressed price of ethane. The company anticipates ethane rejection in the Jonah field will reduce full year production volumes by approximately 10 MMcfe/d.
In the first quarter 2013, the company benefited from lower lease operating expenses. The company reduced lease operating expenses 26 percent to $1.24 per Mcfe in the first quarter 2013, compared to $1.67 per Mcfe for the first quarter 2012. LINN continues to see positive results from its focus on base optimization efforts and operating expense reductions across the company, but particularly associated with recently acquired assets in the Hugoton Basin and Jonah Field.

In the Granite Wash, LINN continues to focus on developing high-return, liquids-rich opportunities. The company has drilled a total of 28 wells within the Hogshooter interval on acreage located in Wheeler County, Texas. Several of the recently drilled Texas Hogshooter wells have underperformed the company’s expected type curve. Therefore, the company has now shifted Hogshooter development to focus on the Mayfield area of Western Oklahoma. The company has participated in four operated and non-operated Hogshooter wells in Oklahoma with an average initial production rate of approximately 3,375 Boe/d (72% liquids). LINN currently has four rigs drilling in Western Oklahoma where the company owns approximately 25,000 net acres. LINN is encouraged by early results from the numerous shallower, oil-bearing intervals in Oklahoma as these intervals tend to be thicker than in Texas and provide the opportunity for multi-stacked, horizontal wells in the area. The Oklahoma Hogshooter wells generate very favorable rates of return, and LINN’s inventory of Hogshooter and other oily zone opportunities will continue to expand as additional wells are completed. LINN has a lower average working interest in the Oklahoma portion of the Granite Wash compared to its Texas portion. Given the lower working interest, the company anticipates spending less capital.
Due to the recently announced sale of its Panther assets, as well as the shift to lower working interest oil development in Oklahoma, the company anticipates reducing its 2013 capital budget by approximately $50 million. After the closing of the Berry merger, the company plans to evaluate reallocating capital within the combined company.
Supplemental information on the company’s financial and operational results can be found under Presentations at www.linnenergy.com.
First Quarter 2013 Results
LINN increased production 69 percent to an average of 796 MMcfe/d in the first quarter 2013, compared to 471 MMcfe/d for the first quarter 2012. This increase in production is primarily attributed to the company’s continued success in its acquisition program as well as positive results from the company’s organic program.
During the first quarter 2013, LINN’s hedged realized average price for natural gas was $5.23 per Mcf. This is $1.85 per Mcf more than its unhedged realized average price of $3.38 per Mcf. The company’s hedged realized average price for oil was $91.64 per Bbl. This is $2.51 per Bbl more than its unhedged realized average price of $89.13 per Bbl. Realized average price for NGL production was $33.38 per Bbl for the first quarter 2013.
Lease operating expenses for the first quarter 2013 were approximately $89 million, or $1.24 per Mcfe, compared to $72 million, or $1.67 per Mcfe, for the first quarter 2012. The company reduced lease operating expenses 26 percent compared to 2012 due to operational efficiencies and lower service costs. Transportation expenses for the first quarter 2013 were approximately $27 million, or $0.38 per Mcfe, compared to $11 million, or $0.25 per Mcfe, for the first quarter 2012. Taxes, other than income taxes for the first quarter 2013, were approximately $40 million, or $0.55 per Mcfe, compared to $25 million, or $0.59 per Mcfe, for the first quarter 2012. General and administrative expenses, excluding unit-based compensation expenses, for the first quarter 2013 were approximately $49 million, or $0.68 per Mcfe, compared to $36 million, or $0.83 per Mcfe, for the first quarter 2012. Depreciation, depletion and amortization expenses for the first quarter 2013 were approximately $197 million, or $2.76 per Mcfe, compared to $117 million, or $2.74 per Mcfe, for the first quarter 2012.
LINN utilizes commodity hedging to capture cash-flow margin and reduce cash-flow volatility. The company reported losses on derivatives from oil and natural gas hedges of approximately $108 million for the quarter. This includes $189 million of noncash losses from the change in fair value of hedge positions, due to an increase in the price of natural gas which was partially offset by a decrease in oil prices, and realized hedge gains of $80 million during the first quarter. Noncash gains or losses do not affect adjusted EBITDA, cash flow from operations or the company’s ability to pay cash distributions.
For the first quarter 2013, the company reported a net loss of $222 million, or $0.96 per unit, which includes noncash losses of $189 million, or $0.82 per unit, from the change in fair value of hedges covering future production, an impairment of $57 million, or $0.24 per unit, from long-lived assets, merger transaction costs of $11 million, or $0.05 per unit, and a loss of $2 million, or $0.01 per unit, on the sale of assets. Excluding these items, adjusted net income (a non-GAAP financial measure) for the first quarter 2013 was $37 million, or $0.16 per unit (see Schedule 2).
Adjusted net income is a performance measure used by company management to evaluate its operational performance from oil and natural gas properties. A reconciliation of adjusted net income to net income (loss) is provided in this release (see Schedule 2). The most significant reconciling items are noncash items, including the change in fair value of derivatives.

Credit Facility
LINN Energy amended and restated its revolving credit facility in April 2013. In connection with the amendment, LINN received an increase in the maximum commitment amount from $3.0 billion to $4.0 billion and increased the number of lenders from thirty-five to forty-one. The borrowing base under the credit facility remained unchanged at $4.5 billion. In addition, LINN has extended the maturity to five years, or April 2018. As of March 31, 2013, LINN had approximately $2.9 billion available under its revolving credit facility, pro forma for the pending $220 million Panther divestiture. The administrative agent for the credit facility is Wells Fargo Bank, and Royal Bank of Canada serves as the syndication agent. Barclays, Credit Agricole, Citi and The Royal Bank of Scotland serve as co-documentation agents.
Cash Distributions and Dividends
On April 23, 2013, LINN Energy’s Board of Directors declared a quarterly cash distribution of $0.725 per unit, or $2.90 per unit on an annualized basis, with respect to the first quarter 2013. The distribution will be paid May 15, 2013, to unitholders of record as of the close of business on May 8, 2013.
On April 23, 2013, LinnCo’s Board of Directors declared a quarterly cash dividend of $0.725 per common share, or $2.90 per share on an annualized basis, with respect to the first quarter 2013. In prior quarters, LinnCo’s dividend included a reduction of $0.015 per share as a reserve for taxes, which LinnCo now estimates to be zero for 2013. Therefore, LinnCo’s dividend for the first quarter of 2013 is approximately two percent higher than the dividend for the fourth quarter of 2012. The cash dividend of $0.725 per common share will be paid on May 16, 2013, to shareholders of record at the close of business on May 8, 2013.
On April 25, 2013, LINN and LinnCo announced that both Boards of Directors have approved changing their quarterly distribution and dividend policies to monthly distributions and dividends. The monthly policy is expected to begin with the company’s second quarter 2013 distribution. For more information regarding the company’s new monthly distribution policy and detailed distributions and dividends schedules for LINN and LinnCo, please view the company’s Press Release published on April 25, 2013, which can be found on www.linnenergy.com.
Guidance Update
Updated operational and financial guidance is provided in the supplemental information posted at www.linnenergy.com.
Conference Call and Webcast
As previously announced, management will host a conference call on Thursday, April 25, 2013, at 10 a.m. Central (11 a.m. Eastern) to discuss the Company’s first quarter 2013 results and its outlook for the remainder of 2013. Prepared remarks by Mark E. Ellis, Chairman, President and Chief Executive Officer, and Kolja Rockov, Executive Vice President and Chief Financial Officer, will be followed by a question and answer session.
Investors and analysts are invited to participate in the call by dialing (877) 224-9081, or (720) 545-0032 for international calls using Conference ID: 39328326. Interested parties may also listen over the Internet at www.linnenergy.com.
A replay of the call will be available on the Company’s website or by phone until 4:00 p.m. Central (5 p.m. Eastern), May 2, 2013. The number for the replay is (855) 859-2056, or (404) 537-3406 for international calls using Conference ID: 39328326.
ABOUT LINN ENERGY
LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is a top-15 U.S. independent oil and natural gas development company, with approximately 4.8 Tcfe of proved reserves in producing U.S. basins as of December 31, 2012. More information about LINN Energy is available at www.linnenergy.com.
ABOUT LINNCO
LinnCo was created to enhance LINN Energy’s ability to raise additional equity capital to execute on its acquisition and growth strategy. LinnCo is a Delaware limited liability company that has elected to be taxed as a corporation for United States federal income tax purposes, and accordingly its shareholders will receive a Form 1099 in respect of any dividends paid by LinnCo. More information about LinnCo is available at www.linnco.com.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements about acquisitions, timing and payment of distributions, and the expectations of plans, strategies, objectives and anticipated financial and operating results of the company, including the company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the company’s reports filed with the Securities and Exchange Commission. See “Risk Factors” in the company’s Annual Report filed on Form 10-K and other public filings and press releases.
Any forward-looking statement speaks only as of the date on which such statement is made and the company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	LINN Energy, LLC and LinnCo, LLC

Investors & Media: Clay Jeansonne, Vice President, Investor and Public Relations 281-840-4193

Brook Wootton, Director, Investor and Public Relations 281-840-4099

All amounts within the following financial summary are unaudited.

Schedule 1
LINN Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA
Adjusted EBITDA
Adjusted EBITDA (a non-GAAP financial measure), as defined by the Company, may not be comparable to similarly titled measures used by other companies. Therefore, adjusted EBITDA should be considered in conjunction with net income and other performance measures prepared in accordance with GAAP, such as operating income or cash flow from operating activities. Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.
The Company defines adjusted EBITDA as net income (loss) plus the following adjustments:

•	Net operating cash flow from acquisitions and divestitures, effective date through closing date;

•	Interest expense;

•	Depreciation, depletion and amortization;

•	Impairment of long-lived assets;

•	Write-off of deferred financing fees;

•	(Gains) losses on sale of assets and other, net;

•	Provision for legal matters;

•	Loss on extinguishment of debt;

•	Unrealized (gains) losses on commodity derivatives;

•	Unrealized (gains) losses on interest rate derivatives;

•	Realized (gains) losses on interest rate derivatives;

•	Realized (gains) losses on canceled derivatives;

•	Realized gains on recovery of bankruptcy claim;

•	Unit-based compensation expenses;

•	Exploration costs;

•	Merger transaction costs; and

•	Income tax expense (benefit).
Adjusted EBITDA is a measure used by Company management to indicate (prior to the establishment of any reserves by its Board of Directors) the cash distributions the Company expects to make to its unitholders. Adjusted EBITDA is also a quantitative measure used throughout the investment community with respect to publicly-traded partnerships and limited liability companies.

Schedule 1 – Continued
LINN Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA
The following presents a reconciliation of net loss to adjusted EBITDA:

	Three Months Ended March 31,
	2013	2012
	(in thousands)

Net loss	$(221,885)	$(6,202)
Plus:
Net operating cash flow from acquisitions and divestitures, effective date through closing date (1)	—	39,093
Interest expense	100,359	77,519
Depreciation, depletion and amortization	197,441	117,276
Impairment of long-lived assets	57,053	—
Write-off of deferred financing fees	—	1,660
Losses on sale of assets and other, net (2)	2,298	1,435
Provision for legal matters (3)	—	635
Unrealized losses on commodity derivatives (4)	188,627	53,224
Unit-based compensation expenses	11,262	8,171
Exploration costs	2,226	410
Merger transaction costs (5)	11,139	—
Income tax expense	7,536	8,918
Adjusted EBITDA	$356,056	$302,139

(1)
Represents cash, based on contractual arrangements, the Company received or paid from the effective date to the closing date of the transaction. The effective date is the first date the buyer is entitled to receive the economic benefit from properties included in the transaction.

(2)	Represent gains or losses on the sale of assets, gains or losses on inventory valuation and amortization of basis difference for equity method investments.

(3)	Represents reserves and settlements related to legal matters.

(4)
Represent adjustments in market valuations of derivatives from period to period and include the premiums associated with put option contracts over time. The Company has not purchased any put options in 2013.

(5)
Represent transaction costs incurred by LinnCo and reimbursable by LINN Energy including investment banking, legal, accounting and other professional service fees associated with the pending acquisition of Berry.

Schedule 2
LINN Energy, LLC
Explanation and Reconciliation of Adjusted Net Income
Adjusted Net Income
Adjusted net income (a non-GAAP financial measure), as defined by the Company, may not be comparable to similarly titled measures used by other companies. Therefore, adjusted net income should be considered in conjunction with net income and other performance measures prepared in accordance with GAAP. Adjusted net income should not be considered in isolation or as a substitute for GAAP measures, such as net income or any other GAAP measure of liquidity or financial performance. Adjusted net income is a performance measure used by Company management to evaluate its operational performance from oil and natural gas properties.
The Company defines adjusted net income as net income (loss) plus the following adjustments:

•	Unrealized (gains) losses on commodity derivatives;

•	Realized (gains) losses on canceled derivatives;

•	Realized gains on recovery of bankruptcy claim;

•	Impairment of long-lived assets;

•	Loss on extinguishment of debt;

•	(Gains) losses on sale of assets, net; and

•	Merger transaction costs.
The following presents a reconciliation of net loss to adjusted net income:

	Three Months Ended March 31,
	2013	2012
	(in thousands, except per unit amounts)

Net loss	$(221,885)	$(6,202)
Plus:
Unrealized losses on commodity derivatives (1)	188,627	53,224
Impairment of long-lived assets	57,053	—
Losses on sale of assets, net (2)	2,263	1,400
Merger transaction costs (3)	11,139	—
Adjusted net income	$37,197	$48,422

Net loss per unit – basic	$(0.96)	$(0.04)
Plus, per unit:
Unrealized losses on commodity derivatives	0.82	0.28
Impairment of long-lived assets	0.24	—
Losses on sale of assets, net	0.01	0.01
Merger transaction costs	0.05	—
Adjusted net income per unit – basic	$0.16	$0.25

(1)
Represent adjustments in market valuations of derivatives from period to period and include the premiums associated with put option contracts over time. The Company has not purchased any put options in 2013.

(2)	Represent gains or losses on the sale of assets and gains or losses on inventory valuation.

(3)
Represent transaction costs incurred by LinnCo and reimbursable by LINN Energy including investment banking, legal, accounting and other professional service fees associated with the pending acquisition of Berry.